EXHIBIT 99.1
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P R E S S   R E L E A S E
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CONTACT:    Investor Relations Department
            919-466-5492
            investorrelations@spectrasite.com


       SPECTRASITE ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND PRICING OF
               TENDER OFFER FOR ITS 8 1/4% SENIOR NOTES DUE 2010
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CARY, NC, JULY 25, 2005- SpectraSite, Inc. ("SpectraSite" or the "Company")
(NYSE: SSI) announced today that, in connection with the tender offer and consent solicitation for its outstanding 8 1/4% Senior Notes due 2010 (CUSIP No. 84761MAB0) (the "Notes"), it has received sufficient consents from the registered holders of outstanding Notes to amend the indenture governing the Notes. SpectraSite also announced that it has determined the price to be paid in connection with the tender offer and consent solicitation.

SpectraSite has received requisite consents from the registered holders of outstanding Notes to amend the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain related event of default provisions and is entering into a supplemental indenture containing the proposed amendments. The consent solicitation for the Notes expired at 12:00 a.m. (midnight), New York City time, at the end of July 22, 2005 (the "Consent Time"). At that time, SpectraSite had received consents from registered holders of 100% of the outstanding Notes. The payment date for the Notes tendered by the Consent Time is expected to be Tuesday, July 26, 2005.

The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Time, is $1,070.55. The total consideration includes a $30 consent payment. The total consideration is equal to the present value on the payment date of $1,041.25 (i.e., the redemption price for the Notes on May 15, 2006, which is the earliest redemption date for the Notes) plus the present value of the interest that would accrue from the payment date until the earliest redemption date, in each case determined based on a fixed spread of 50 basis points over the bid-side yield of the 4.625% U.S. Treasury Note due May 15, 2006 at 2:00 p.m., New York City time, on July 25, 2005.

As a result of this tender offer and consent solicitation, the Company expects to record in the third quarter of 2005 an aggregate pre-tax loss on retirement of long-term obligations of approximately $18.7 million, consisting of approximately $14.1 million related to amounts paid in excess of carrying value and approximately $4.6 million in the write-off of related deferred financing fees. The Company expects this tender offer and consent solicitation to result in savings of approximately $7.6 million in annualized interest expense.

The tender offer will expire at 5:00 p.m., New York City time, on August 8, 2005, unless extended or terminated. As described in the Offer to Purchase and Consent Solicitation Statement, dated July 11, 2005, certain conditions to consummation of the tender offer continue to apply.

A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Consent Solicitation Statement. SpectraSite has retained Lehman Brothers Inc. as the Dealer Manager and Solicitation Agent, and Georgeson Shareholder Communications Inc. as the Information Agent, in connection with the tender offer and consent solicitation. Requests for information should be directed to Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free). Requests for documents should be directed to Georgeson Shareholder Communications Inc. at (212) 440-9800 (call collect) or (888) 264-6999 (toll free).


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This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2005, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,826 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the tender offer, the Company's financial and operating outlook, plans and strategies, its share repurchase program, the proposed merger with American Tower Corporation and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's ability to consummate its previously announced merger transaction with American Tower Corporation,
(ii) the Company's substantial capital requirements and debt, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments, (vi) consolidation in the wireless industry and the tower industry, (vii) future regulatory actions, (viii) conditions in its operating areas and (ix) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.